Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 26, 2010 (except for Note D, as to which the date is September 2, 2010) with respect to the consolidated financial statements and internal control over financial reporting (which report expressed an adverse opinion) of First Chester County Corporation incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2010 in the Registration Statement on Form S-3, as amended (File No. 333-161272, effective August 17, 2009), which are incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

December 15, 2010